As filed with the Securities and Exchange Commission on December 17, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEATTLE GENETICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	91-1874389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(425) 527-4000

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Clay B. Siegall, Ph.D.

President and Chief Executive Officer

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, Washington 98021

(425) 527-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sonya F. Erickson, Esq.

Heller Ehrman White & McAuliffe LLP

701 Fifth Avenue,

Suite 6100 Seattle, WA 98104-7098

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $0.001 par value	$75,000,000	$6,067.50

(1)	There is being registered hereunder an indeterminate number of shares of common stock of the registrant as may from time to time be sold.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. In no event will the maximum aggregate offering price of all securities issued pursuant to this registration statement exceed $75,000,000.
(3)	With respect to the $6,067.50 registration fee for this registration statement, $6,038.56 is being paid herewith and $28.94 represents the unused portion of the registration fee paid in connection with the Registrant’s registration statement on Form S-1, No. 333-50266 (initial filing date November 20, 2000) and is offset against the registration fee due under this Registration Statement pursuant to Rule 457(p) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 17, 2003

PROSPECTUS

$75,000,000

COMMON STOCK

Seattle Genetics, Inc. may offer shares of its common stock, $0.001 par value per share, from time to time. We will specify in an accompanying prospectus supplement the terms of any offering. Our common stock is traded on the Nasdaq National Market under the trading symbol “SGEN.” On December 16, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $6.96 per share. The common stock offered by this prospectus will have an aggregate public offering price of up to $75,000,000.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Investing in our common stock involves a high degree of risk. See the section entitled “Important Factors That May Affect Our Business, Results of Operations and Stock Price” in our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2003, as filed with the Securities and Exchange Commission and the section entitled “ Risk Factors” on page 4, as well as any amendment or update thereto reflected in subsequent filings with the Securities and Exchange Commission, including any prospectus supplement.

This prospectus may not be used to offer or sell any of our common stock unless accompanied by a prospectus supplement.

The common stock offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003.

SEATTLE GENETICS, INC.

We focus on the discovery and development of monoclonal antibody-based drugs to treat cancer and other human diseases. We have three monoclonal antibody-based technologies: genetically engineered monoclonal antibodies; monoclonal antibody-drug conjugates (ADCs); and antibody-directed enzyme prodrug therapy (ADEPT). Our technologies enable us to develop monoclonal antibodies that can kill cells on their own as well as to increase the potency of monoclonal antibodies by enhancing their tumor cell-killing ability. Using our expertise in cancer and monoclonal antibody technologies, we have constructed a diverse portfolio of product candidates. Our technologies also provide us with an opportunity to partner with other companies that are developing monoclonal antibodies.

We have two monoclonal antibody-based product candidates in clinical trials, SGN-30 and SGN-15. SGN-30 is being developed to treat patients with hematologic malignancies. SGN-15 targets a variety of solid tumors, notably lung cancer. We also have three product candidates presently undergoing preclinical development: SGN-40, SGN-35 and SGN-17/19. SGN-40 is in preclinical development for the treatment of hematologic malignancies and solid tumors such as bladder and renal cancer. SGN-35, which utilizes our second generation ADC technology, is in preclinical development for hematological malignancies. This technology utilizes proprietary stable linkers that can reduce the toxic side effects caused by the systemic release of drugs associated with less stable linker technology. These linkers attach our antibodies to synthetic, highly potent, cell-killing drugs we have developed, including variants of Auristatin E, which are scaleable for commercial development. SGN-17/19, which utilizes our ADEPT technology, is in preclinical development for patients with metastatic melanoma.

We were incorporated in Delaware on July 15, 1997. Our principal executive offices are located at 21823 30th Drive SE, Bothell, WA 98021. Our telephone number is (425) 527-4000. Our web site is www.seattlegenetics.com. Information contained on our web site does not constitute a part of this prospectus. Unless the context requires otherwise, in this prospectus the terms “Seattle Genetics,” “we,” “us” and “our” refer to Seattle Genetics, Inc. and the Seattle Genetics, Inc. logo and all other Seattle Genetics names are trademarks of Seattle Genetics, Inc. This prospectus also includes trademarks, trade names and service marks of other companies. Use by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties and such names or marks are the property of their respective holders.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell common stock described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the section entitled “Important Factors That May Affect Our Business, Results of Operations and Stock Price” contained in our most recent quarterly report on Form 10-Q filed with the SEC, which is incorporated herein by reference in its entirety, as well as other information in this prospectus and the prospectus supplement before purchasing any of our securities. Each of the factors set forth in that section or in this prospectus or any prospectus supplement could adversely affect our business, operating results and financial condition, and could adversely affect the value of an investment in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we have filed with the SEC that are included or incorporated or deemed to be incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	the development of our product candidates;

•	the establishment and development of collaborative partnerships;

•	our ability to identify new potential product candidates;

•	our ability to achieve commercial acceptance of our product candidates;

•	our ability to scale-up our manufacturing capabilities and facilities;

•	the use of proceeds from this offering;

•	our projected capital expenditures; and

•	our liquidity.

Any or all of our forward-looking statements in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. We advise you to consult the cautionary discussion of risks and uncertainties under “Important Factors That May Affect Our Business, Results of Operations and Stock Price” contained in our most recent quarterly report on Form 10-Q and any section entitled “Risk Factors” in any prospectus supplement. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

Unless otherwise indicated in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for clinical and preclinical development and manufacturing of existing product candidates, discovery and development of additional product opportunities and working capital and other general corporate purposes. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which 1,640,000 shares have been designated Series A convertible preferred stock. The following summary of the provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully our certificate of incorporation, certificate of designations of Series A convertible preferred stock and bylaws.

Common Stock

As of December 16, 2003, there were 30,936,494 shares of common stock outstanding, held of record by approximately 141 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued under this prospectus will be fully paid and nonassessable.

Preferred Stock

Of the 5,000,000 shares of preferred stock authorized, we have designated 1,640,000 shares as Series A convertible preferred stock. Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue the remaining 3,360,000 shares of preferred stock in one or more series. Our board of directors also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders and may have the effect of delaying or preventing changes in management of Seattle Genetics. In addition, the issuance of preferred stock may decrease the market price of the common stock.

Series A Convertible Preferred Stock

In May 2003, our board of directors authorized the designation of 1,640,000 shares of Series A convertible preferred stock and the issuance and sale of such shares in a private placement pursuant to a Securities Purchase Agreement dated May 12, 2003, as amended. The issuance and sale was approved by our stockholders at a special meeting held on July 2, 2003 and the transaction closed on July 8, 2003. The purchase price of the Series A convertible preferred stock was $25.00 per share for an aggregate purchase price of $41,000,000. Each share of

Series A convertible preferred stock is initially convertible into 10 shares of common stock, subject to certain adjustments as described below in “Conversion.” A certificate of designations filed with the Secretary of State of the State of Delaware and attached as an exhibit to our 8-K filed with the SEC on June 5, 2003 sets forth the rights, privileges and preferences of the Series A convertible preferred stock. The following summarizes the terms and provisions of the Series A convertible preferred stock and is qualified in its entirety by reference to the terms and provisions of the certificate of designations.

Seniority

The Series A convertible preferred stock ranks senior to our common stock and will rank senior to each other class or series of capital stock of Seattle Genetics now or hereafter established with respect to rights on liquidation, except as consented to by the holders of Series A convertible preferred stock.

Dividends

The Series A convertible preferred stock are not be entitled to receive any cumulative or non-cumulative dividends, although the holders of the Series A convertible preferred stock are entitled to receive dividends, if any, paid on any other shares of our capital stock based on the number of shares of common stock into which such holder’s shares of Series A convertible preferred stock would then convert.

Rights Upon Liquidation

In the event of any voluntary liquidation, dissolution or winding up of Seattle Genetics, the holders of Series A convertible preferred stock are entitled to receive out of the assets available for distribution to our stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions equal to the greater of 100% of the original purchase price per share and the amount the holders would have been entitled to receive if they had converted the Series A convertible preferred stock into common stock prior to the liquidation, dissolution or winding up. Certain sale transactions approved by our Board of Directors that would result in a change of control of Seattle Genetics will also be considered a liquidation, including: a sale of all or substantially all of the assets of Seattle Genetics (including a sale of a division of Seattle Genetics or of assets that would materially change the nature of our business), and a merger, consolidation, stock sale or other transaction (other than an equity or debt financing transaction where individuals who were part of our Board of Directors prior to such transaction constitute  3/4ths or more of the Board of Directors following the transaction). After payment of the full amount of the liquidating distributions to which holders of the Series A convertible preferred stock are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock.

If a sale transaction occurs on or before the fourth anniversary of the issuance of the Series A convertible preferred stock, which is July 8, 2007, and the holders of outstanding Series A convertible preferred stock receive less than their liquidation preference in cash, then the holders of Series A convertible preferred stock are entitled to receive consideration with a value equal to their portion of the liquidation preference paid in cash and new preferred securities of the surviving entity of the sale transaction. The new preferred securities are required to have terms substantially similar to the Series A convertible preferred stock. This requirement to pay cash or issue new preferred securities does not apply if the consideration to be received by the Series A holders has an aggregate value of more than $6.25 per share determined on the date definitive documentation for such sale transaction is signed or if holders of  2/3rds of the outstanding shares of Series A convertible preferred stock waive this requirement.

Conversion

Each share of Series A convertible preferred stock is initially convertible, at the holder’s option at any time after the first anniversary of the closing, into the number of shares of common stock equal to the initial purchase price divided by $2.50, subject to adjustment as described below. This results in a 1 for 10 conversion ratio. In addition, after the first anniversary of the closing, holders of  2/3rds of the outstanding shares of Series A convertible preferred stock can force all outstanding shares of Series A convertible preferred stock to be converted into common stock. At any time after the fourth anniversary of the date the Series A convertible preferred stock is issued, Seattle Genetics has the option to cause the conversion of the outstanding Series A convertible preferred stock into common stock if the volume weighted average price per share of our common stock for the 60 consecutive trading dates immediately preceding the conversion date is equal to or greater than $6.25 per share, the daily average trading volume for the 60 day period is at least 75,000 shares and the volume weighted average trading price per share for each of the five trading days immediately preceding the conversion date is at least $6.25 per share.

There will be no change to the conversion ratio subsequent to issuance of the Series A convertible preferred stock based upon the trading price of our common stock. The conversion price of the Series A convertible preferred stock will be adjusted for stock splits, stock dividends, combinations, and other similar recapitalizations of our outstanding common and preferred stock.

Voting Rights

Holders of the Series A convertible preferred stock have the right to vote together with the holders of common stock as a single class on all matters, other than the election of directors. Each share of Series A convertible preferred stock is entitled to 0.93 votes for each share of common stock into which such share of Series A convertible preferred stock could then be converted. The rights of the holders of Series A convertible preferred stock to designate directors are described below under “Right to Designate Directors.”

For so long as any shares of Series A convertible preferred stock remain outstanding, the approval of the holders of  2/3rds of the then outstanding Series A convertible preferred stock is required to:

•	alter or change the rights, privileges or preferences of the Series A convertible preferred stock, or

•	amend, alter or repeal our certificate of incorporation, the certificate of designations or bylaws if the amendment, alteration or repeal would have an adverse effect on the terms or powers of the Series A convertible preferred stock.

For so long as  1/3rd of the shares of Series A convertible preferred stock issued at the closing remain outstanding, the approval of the holders of  2/3rds of the then outstanding Series A convertible preferred stock is required to:

•	issue, sell or decrease the number of authorized shares of Series A convertible preferred stock, or

•	declare, pay, set aside or reserve amounts for the payment of any dividend or any similar distribution on our common stock or capital stock other than the Series A convertible preferred stock.

For so long as  1/3rd of the shares of Series A convertible preferred stock issued at the closing remain outstanding, the approval of the holders of a majority of the then outstanding Series A convertible preferred stock is required to:

•	authorize or issue any shares of any of our securities (or reclassify any of our securities into other securities) that would rank pari passu with or senior to the Series A convertible preferred stock, or

•	permit our outstanding indebtedness to exceed $20 million.

Right to Designate Directors

So long as at least 37.5% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the holders of Series A convertible preferred stock have the right, voting together as a separate class, to designate two members of our Board of Directors. If between 18.75% and 37.5% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the holders of Series A convertible preferred stock have the right, voting together as a separate class, to designate one member of our Board of Directors. If less than 18.75% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the rights of the Series A investors to vote separately for the election of directors shall terminate.

Under the Investor Rights Agreement (described below), one preferred director will be designated by J.P. Morgan Partners and one will be designated by Baker Brothers Investments. The right of J.P. Morgan Partners and Baker Brothers Investments, as applicable, to designate a director terminates if J.P. Morgan Partners or Baker Brothers Investments, as applicable, holds less than 50% of the Series A convertible preferred stock (or common stock issued upon conversion thereof) purchased by it at the closing. If J.P. Morgan Partners or Baker Brothers Investments loses its right to designate a director, then our Board of Directors may fill the vacancy or reduce the number of directors authorized in our bylaws. Pursuant to these rights and the Investor Rights Agreement, Srinivas Akkaraju, M.D., Ph.D. and Felix Baker, Ph.D. joined our Board of Directors in July 2003 upon completion of the private placement.

Redemption

The Series A convertible preferred stock is not redeemable by the holders thereof.

Pre-emptive Rights

If we propose to grant rights to acquire our securities pro rata to all holders of two percent or more of our outstanding common stock, holders of Series A convertible preferred stock have the right to acquire the number of such securities they would have acquired had they converted their Series A convertible preferred stock into common stock at the time of such grant. If we propose to offer rights to purchase our preferred stock to any stockholders, then the holders of Series A convertible preferred stock have the right to acquire up to the number of securities necessary to maintain their percentage interest in Seattle Genetics. If we propose to redeem any of our outstanding capital stock, other than certain shares issued under our equity incentive plans, then we are required to first offer to repurchase a like amount of the Series A convertible preferred stock at a purchase price determined using the volume weighted average price for the four trading days prior to our offer.

Warrants

We issued warrants to purchase 2,050,000 shares of common stock in connection with the issuance and sale of our Series A convertible preferred stock to the purchasers of the Series A convertible preferred stock. Each warrant is exercisable for a number of shares that represents 12.5% of the common stock into which the Series A convertible preferred stock purchased by each Series A investor is initially convertible. The per share exercise price of the common stock warrant is $6.25. The warrants are exercisable in whole or in part at any time on or before December 31, 2011, and expire if not exercised prior to such time. The warrants provide for a cashless exercise by the warrant holder if available. The warrant exercise price and the number of shares subject to the warrants are subject to adjustment in certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of our common stock. The preceding summary is qualified in its entirety by reference to the terms and provisions of the form of Warrant attached as an exhibit to our current report on Form 8-K filed with the SEC on May 15, 2003.

Registration Rights

Pursuant to an amended and restated investors’ rights agreement dated December 22, 1999, as amended, and an investor rights agreement entered into in connection with the issuance and sale of our Series A convertible preferred stock dated July 8, 2003, certain holders of our common stock and the holders of our Series A convertible preferred stock are entitled to registration rights under the Securities Act with respect to their shares of common stock or the shares of common stock issuable upon conversion of their Series A convertible preferred stock, as applicable, if we propose to register any of our common stock. Such holders are entitled to notice of the registration and to include shares of their common stock in the registration at our expense. In addition, such holders are entitled to require us to file a registration statement under the Securities Act at our expense. Furthermore, such holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right to decline to affect such a registration if the anticipated aggregate offering price in such registration is below a minimum amount.

Antitakeover Effects of Provisions of Delaware Law, Washington Law and Our Charter Documents

Charter Documents

As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. In addition, the holders of our Series A convertible preferred stock have rights upon a change of control that could adversely effect the ability to complete a change of control of Seattle Genetics as described above.

Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect the directors other than the two directors elected by the holders of our Series A convertible preferred stock.

Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and that the stockholders may amend our bylaws or adopt new bylaws, only by the affirmative vote of 66 2/3rds% of the outstanding voting securities. A special meeting of the stockholders may be called by our Chairman, our Chief Executive Officer, or a resolution adopted by a majority of the total number of authorized directors or stockholders owning 10% or more of our outstanding voting capital stock. In addition, holders of 66 2/3rds% of the outstanding shares of Series A convertible preferred stock may call a special meeting for the purpose of electing the two preferred directors or voting as a separate class on specific matters, subject to certain limitations. These provisions may have the effect of delaying, deferring or preventing a change in control and may also delay or prevent changes in management of Seattle Genetics, which could have an adverse effect on the market price of our stock.

These and other provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Chapter 23B.19 of the Washington Business Corporation Act

We are also subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act that imposes restrictions on certain transactions between a corporation and certain significant stockholders. The Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of the acquisition. Such prohibited transactions include, among other things,

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. This provision may have the effect of delaying, deterring or preventing a change in control of Seattle Genetics.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Its address is P.O. Box 3315, South Hackensack, NJ 07606 and its telephone number is (800) 522-6645.

Nasdaq National Market Listing

Our common stock is quoted on the Nasdaq National Market under the symbol “SGEN.”

PLAN OF DISTRIBUTION

We may sell our common stock through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement or supplements will describe the terms of the offering of the common stock, including:

•	the name or names of any underwriters, if any;

•	the purchase price of our common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares of common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which our common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Heller Ehrman White & McAuliffe LLP, Seattle, Washington.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of common stock we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than reports or portions furnished under Items 9 or 12 of Form 8-K), until we complete our offering of the securities:

•	our annual report on Form 10-K for the year ended December 31, 2002;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	our current reports on Form 8-K filed on July 2, 2003, June 5, 2003, May 15, 2003, and April 22, 2003 (other than reports or portions furnished under Items 9 or 12 of Form 8-K);

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on April 11, 2003 in connection with our May 15, 2003 annual meeting of stockholders;

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on June 9, 2003 in connection with our July 2, 2003 special meeting of stockholders; and

•	the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on February 28, 2001, as amended.

Documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from Seattle Genetics, Inc., 21823 30th Drive SE, Bothell, Washington 98021, Attention: Investor Relations Department, or by calling (425) 527-4000.

$75,000,000

COMMON STOCK

PROSPECTUS

            , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$6,067.50
Printing and engraving expenses	20,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	20,000.00
Transfer agent and registrar fees	5,000.00
Miscellaneous	5,000.00

Total	$76,067.50

Item 15. Indemnification of Directors and Officers

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

•	we may advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify these people against expenses, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, whether actual or threatened, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of Seattle Genetics or any of its affiliated enterprises, provided this person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of us and, with respect to any criminal proceeding, has no reasonable cause to believe his or her conduct was unlawful.

If underwriters are used in connection with the offer of our common stock, the underwriting agreement that has been or will be filed as an exhibit hereto will provide for indemnification by any underwriters of Seattle Genetics, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 16. Exhibits

(a) The following Exhibits are filed as part of this registration statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement (*)

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

(*)	To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated by reference, if applicable.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 17th day of December, 2003.

SEATTLE GENETICS, INC.

By:	/s/ CLAY B. SIEGALL
	Name:	Clay B. Siegall, Ph.D.
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Clay B. Siegall, Ph.D. and H. Perry Fell, Ph.D. and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 17th day of December, 2003.

Signature	Title	Date

/s/ CLAY B. SIEGALL Clay B. Siegall, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2003

/s/ TIM J. CARROLL Tim J. Carroll	Chief Financial Officer (Principal Accounting and Financial Officer)	December 17, 2003

/s/ H. PERRY FELL H. Perry Fell, Ph.D.	Chairman of the Board of Directors and Chief Strategy Officer	December 17, 2003

/s/ DOUGLAS E. WILLIAMS Douglas E. Williams, Ph.D.	Director, Chief Scientific Officer and Executive Vice President, Research and Development	December 17, 2003

/s/ DOUGLAS G. SOUTHERN Douglas G. Southern	Director	December 17, 2003

/s/ MICHAEL F. POWELL Michael F. Powell, Ph.D.	Director	December 17, 2003

/s/ KARL ERIK HELLSTRÖM Karl Erik Hellström, Ph.D.	Director	December 17, 2003

Signature	Title	Date

/s/ SRINIVAS AKKARAJU Srinivas Akkaraju, M.D., Ph.D.	Director	December 17, 2003

/s/ MARC E. LIPPMAN Marc E. Lippman, M.D.	Director	December 17, 2003

/s/ FELIX BAKER Felix Baker, Ph.D.	Director	December 17, 2003

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement (*)

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

(*)	To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated by reference, if applicable.